Exhibit 99.1

For Release:
April 18, 2006, 6:30 a.m. ET

Contact:
Julie S. Ryland, 205.326.8421

Energen Estimates Probable and Possible Reserves of 1.9 Tcfe

BIRMINGHAM, AL ― Energen Corporation (NYSE: EGN) today reported results of a study to quantify estimated net probable and possible reserves on the leaseholds of its oil and gas acquisition and development subsidiary, Energen Resources Corporation. Based on an assessment by the Company, which was reviewed by independent reservoir engineers, Energen estimates that its oil and gas properties contain probable and possible reserves of 1.9 trillion cubic feet equivalent (Tcfe).

Energen Corporation's senior management will host a conference call to discuss the Company's probable and possible reserve estimates onTuesday, April 18, 2006, at 4:30 p.m. ET. The call will be broadcast live over the Internet and may be accessed on the Company's Web site: www.energen.com.

In keeping with a growing practice among oil and gas companies, Energen is providing these estimates to help investors better understand the future potential of Energen Resources' properties beyond that reflected by the Company's currently booked proved reserves of 1.7 Tcfe. Investors should note that the Company cannot include such information about unproved reserve potential in its financial statements and notes filed with the Securities and Exchange Commission.

For the year ended December 31, 2005, Energen Resources reported proved reserves of natural gas, oil and natural gas liquids totaling 1,722 Bcfe. Energen Resources estimates that the potential quantities of unproved reserves on its leaseholds in the San Juan, Permian and Black Warrior basins and in the North Louisiana/East Texas region total 638 Bcfe of probable reserves and 1,246 Bcfe of possible reserves. Table A details a breakdown of these estimates by basin/area.

The definitions of probable and possible reserves (see pages 5-7) imply different probabilities of potential recovery in each classification; the quantities reported herein are unrisked. All the estimates were prepared by Energen Resources' technical staff and were 100 percent reviewed by independent reservoir engineers. The same commodity prices used to calculate year-end 2005 proved reserves were applied in establishing the Company's probable and possible reserves.

TABLE A. Location and Amount of Reserves (Bcfe) ― Unrisked
Basin/Area	Proved Reserves	Probable Reserves	Possible Reserves
San Juan	902	297	762
Permian	501	287	463
Black Warrior	245	30	NA*
No. LA/E. TX/Other	74	24	21
Total	1,722	638	1,246
* An evaluation of possible reserves in the Black Warrior Basin has not been completed.

Additional investment is necessary to develop the Company's probable and possible reserve inventory. Table B reflects Energen Resources' estimates of future associated development costs by basin/area and reserve classification.

These cost estimates are unrisked and are based on the Company's best estimate of current costs to drill wells in each basin/area and bring associated production to market.

Future development costs are dependent on the timing of development of the properties and may be greater or less than current estimates. Independent reservoir engineers did not review the Company's cost estimates for the development of probable and possible reserves.

TABLE B. Estimated Cost to Develop Probable, Possible Reserves ― Unrisked
Reserve Classification by Basin/Area	Development Capital ($MM)	Unit Development Cost ($/Mcfe)
San Juan Basin
Probable	272	0.92
Possible	406	0.53
Permian Basin
Probable	277	0.97
Possible	519	1.12
Black Warrior Basin
Probable	28	0.93
Possible*	NA	NA
North LA/East TX
Probable	48	2.00
Possible	46	2.19
Total
Probable	625	0.98
Possible	971	0.78
* An evaluation of possible reserves in the Black Warrior Basin has not been completed.

Implications for Energen Resources

"Over the last 10 years, Energen Resources' proved reserve additions through the exploitation of probable and possible reserves exceeded 800 Bcfe," said James T. McManus, president of Energen and Energen Resources. "These additions more than replaced our cumulative production of just under 700 Bcfe over the same 10-year-period.

"Over our five-year planning window, 2006-2010, we believe Energen Resources has an excellent opportunity to replace cumulative production from our existing properties through reserve additions generated by continued exploitation of our probable and possible reserve inventory," McManus added.

"As an acquisition-and-exploitation company, we are proud of our track record of getting more from our acquired properties than initially identified," McManus said. "Energen Resources has an outstanding staff of engineers and geologists whose experience continues to enhance our reserve base through exploitation.

"Energen Resources' proved reserves are very long-lived, with a current reserves-to-production ratio of 19," McManus said. "The long-lived nature of our reserves means that Energen Resources' total production is declining at a very modest rate; our 5-year decline rate on production from proved reserves at December 31, 2005, is estimated to be 2%-4% on an annual basis. Given our inventory of probable and possible reserves, we anticipate production of these reserves will further moderate our already low decline rate."

Methodology of Estimating Proved and Possible Reserves

The process of making estimates is complex. It involves interpreting extensive amounts of data and making assumptions. The data, its interpretation, assumptions and estimates are subject to change and could, ultimately, be inaccurate.

Energen Resources' staff engineers and geologists reviewed Company properties in each geographical area in which it operates for potential probable and possible reserves. The probable and possible reserves were estimated using volumetric methods, analogy with similar properties and/or other generally accepted petroleum engineering methods.

In making these estimates, Energen Resources' technical staff reviewed available geological, geophysical and engineering information. Available information included both proprietary and public information and included well data, production tests, pressure tests, logs, cores, isotherms, desorption data and other information. Estimates were made of original quantities of hydrocarbons in place, expected recovery factors and future production rates, and capital requirements. Economic tests were made to ensure the reserves are commercially recoverable.

The estimated capital requirements stated above were based on the Company's best estimate of drilling, completion and facilities costs in the different areas in which the Company operates.

Reserve estimates prepared by Energen Resources were then submitted to independent reservoir engineers for review. In conducting their review, the independent reservoir engineers relied on information supplied by Energen Resources and non-proprietary information in their files. They did not review Energen Resources' representation of ownership factors or estimates of costs.

Definitions of Unproved Reserve Classifications

Previously reported proved reserves were based on Security and Exchange Commission (SEC) definitions. Since the SEC does not define unproved reserves, Energen Resources followed definitions for probable and possible reserves approved by the Society of Petroleum Engineers (SPE) and the World Petroleum Congress (WPC).

Unproved reserves are based on geologic and/or engineering data similar to that used in estimates of proved reserves; but technical, contractual, economic, or regulatory uncertainties preclude such reserves being classified as proved. Unproved reserves may be further classified as probable reserves and possible reserves.

Unproved reserves may be estimated assuming future economic conditions different from those prevailing at the time of the estimate. The effect of possible future improvements in economic conditions and technological developments can be expressed by allocating appropriate quantities of reserves to the probable and possible classifications.

Probable Reserves

Probable reserves are those unproved reserves which analysis of geological and engineering data suggests are more likely than not to be recoverable. In this context, when probabilistic methods are used, there should be at least a 50% probability that the quantities actually recovered will equal or exceed the sum of estimated proved plus probable reserves.

In general, probable reserves may include:

  reserves anticipated to be proved by normal step-out drilling where sub-surface control is inadequate to classify these reserves as proved,

  reserves in formations that appear to be productive based on well log characteristics but lack core data or definitive tests and that are not analogous to producing or proved reservoirs in the area,

  incremental reserves attributable to infill drilling that could have been classified as proved if closer statutory spacing had been approved at the time of the estimate,

  reserves attributable to improved recovery methods that have been established by repeated commercially successful applications when (a) a project or pilot is planned but not in operation and (b) rock, fluid, and reservoir characteristics appear favorable for commercial application, reserves in an area of the formation that appears to be separated from the proved area by faulting and the geologic interpretation indicates the subject area is structurally higher than the proved area, reserves attributable to a future workover, treatment, re-treatment, change of equipment, or other mechanical procedures, where such procedure has not been proved successful in wells which exhibit similar behavior in analogous reservoirs, and incremental reserves in proved reservoirs where an alternative interpretation of performance or volumetric data indicates more reserves than can be classified as proved.

Possible Reserves

Possible reserves are those unproved reserves which analysis of geological and engineering data suggests are less likely to be recoverable than probable reserves. In this context, when probabilistic methods are used, there should be at least a 10% probability that the quantities actually recovered will equal or exceed the sum of estimated proved plus probable plus possible reserves.

In general, possible reserves may include:

  reserves which, based on geological interpretations, could possibly exist beyond areas classified as probable,

  reserves in formations that appear to be petroleum bearing based on log and core analysis but may not be productive at commercial rates,

  incremental reserves attributed to infill drilling that are subject to technical uncertainty,

  reserves attributed to improved recovery methods when (a) a project or pilot is planned but not in operation and (b) rock, fluid, and reservoir characteristics are such that a reasonable doubt exists that the project will be commercial, and reserves in an area of the formation that appears to be separated from the proved area by faulting and geological interpretation indicates the subject area is structurally lower than the proved area.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of natural gas, oil and natural gas liquids onshore in North America and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS: This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company's periodic reports filed with the Securities and Exchange Commission.